Exhibit 10.54

August 8, 2013

Deena Gianoncelli

60 W. 23rd Street

Apt. 1401

New York, NY 10010

Dear Deena:

I am pleased to provide this letter confirming our offer of employment with Kellwood Company (“Company”), for the position of Senior Vice President of Human Resources with an estimated start date of September 9, 2013. The terms of the employment offer are as follows:

Reporting Relationship

You will report directly to the CEO of Kellwood Company with a dotted line to the CEO of Kellwood Brands. In the event that Vince, LLC (“Vince”) is sold or otherwise is no longer owned directly or indirectly by the Company you shall have the option to become the SVP of Human Resources of Vince or its successor on the same terms as set forth herein.

Base Salary and Incentive Bonus

Your annual base salary will be $350,000. You will participate in the Company’s annual incentive bonus plan with a target bonus opportunity of 40% of your annual base salary, or $140,000, based on annual performance targets established each year. The maximum bonus potential is equal to 150% of such target bonus. Your incentive bonus for the current year will be guaranteed at $140,000; provided you are continuously employed through the date the bonus is paid.

Additional Bonuses

You will receive a $200,000 “make-whole” bonus, net of applicable taxes, payable on or before December 31, 2013. If you voluntarily leave the Company, or are terminated for cause within one year of your start date, you will be required to repay the full $200,000 “make-whole” bonus. If you voluntarily leave the Company, or are terminated for cause after one year but before the second anniversary of your start date, you will be required to repay $100,000 of the “make-whole” bonus.

Equity Package

You will be recommended to the Board for approval of a grant of 2,000 shares of Non-Voting, Non-Qualified Stock Options, as a participant in the stock option plan adopted by the Company. Any options granted to you under the stock option plan will vest over a five year period at a rate of 20% per year, with the first 20% vesting on the first anniversary of your first day of employment with the Company. In addition, your options will vest on a sale of the Company or other change of control as defined in the plan. Participation in this plan requires approval by our board of directors, which is in process at this time.

The exercise price will be set at the fair market value of the stock at the time of the grant. The official grant agreement, which will cover the exercise price, vesting schedule, expiration rules, and other terms and conditions, will be provided at the time of the grant.

Benefits

You will be entitled to participate in and receive benefits under any existing employee benefit plans or similar arrangements generally available for employees as such benefits may change from time to time, including medical, dental, and vision coverage, 401k, disability, and life insurance. You will accrue four (4) weeks of vacation per annum and all paid holidays in accordance with the Company’s standard vacation and holiday policies. In accordance with the Company’s clothing allowance policy, you will receive a $6,000 clothing allowance per fiscal year.

You may be requested, from time to time, and for reasonable periods of time, to travel and all travel will be at the sole cost of the Company and will be paid or reimbursed by the Company in accordance with the Company’s Travel & Entertainment Policy as in effect from time to time.

Severance

If your employment is terminated by the Company without “cause” (as such term is defined in the Company’s stock option plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next six (6) months or until other employment is earlier secured. If you are, as of the termination date, enrolled in the Company’s medical and dental plans, then you will continue to receive medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another medical and/or dental plan.

Restrictive Covenants

Non-Compete. During your employment and for a period of six (6) months thereafter you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, or participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

Non-solicit, Non-interference. During your employment and for a period of 12 months thereafter you shall not, except in furtherance of your duties during your employment with the Company or Vince, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of the Company, Vince or any of their affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or Vince or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company, Vince or any of their affiliates and their respective customers, suppliers, vendors, joint venturers, distribution partners, franchisees, licensors, licensees or any other business relation of the Company, Vince or their affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of six (6) months thereafter, unless such person’s employment has been terminated by the Company or Vince.

Non-disparagement. During your period of employment and thereafter, you shall not make any negative comments or otherwise disparage the Company, Vince or any of their affiliates or any of the Company’s, Vince’s or their affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide the Company or Vince, as appropriate, with notice of subpoena and opportunity to respond.

Compliance with Law

This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period

Miscellaneous

Please be advised that the offer is contingent upon the favorable outcome of security, background and reference checks. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law and/or the terms of this letter. This offer of employment is contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered to us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, confidentiality or other restriction with any person or company with respect to any prior or existing employment, investment or other relationship.

We will send orientation and benefit plan enrollment materials to your home address that you should read and complete prior to your first day. Two voided checks will also be required to setup your direct deposit account for payroll. Please bring the entire packet and requested documentation with you on your first day.

I am excited about you joining our team and look forward to working with you. Please sign a copy of this letter to acknowledge your agreement with its conditions and return to me as soon as possible.

Sincerely,

Jill Granoff

CEO

Accepted:	/s/ Deena Gianoncelli	August 8, 2013
	Deena Gianoncelli	Date